As filed with the Securities and Exchange Commission on April 5, 2011.	Registration No. 333-167339

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________

Post-Effective Amendment No. 1
on Form S-8
to Form S-4

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
_______________

CenturyLink, Inc.
(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization)	72-0651161 (I.R.S. Employer Identification No.)
100 CenturyLink Drive Monroe, Louisiana (Address of Principal Executive Offices)	71203 (Zip Code)

Qwest Communications International Inc. Equity Incentive Plan
(Full title of the plans)
_______________

Stacey W. Goff
Executive Vice President, General Counsel and Secretary
CenturyLink, Inc.
100 CenturyLink Drive
Monroe, Louisiana  71203
(318) 388-9000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Kelly C. Simoneaux
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana  70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount (number of shares) to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock (par value $1 per share) Qwest Communications International Inc. Equity Incentive Plan	7,700,000(2)	N/A	N/A	N/A
(1)      Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving our Common Stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)      Represents the maximum number of shares of our Common Stock issuable in the future under outstanding stock options, performance shares and shares of restricted stock granted under the Qwest Communications International Inc. Equity Incentive Plan (the “Plan”), which awards we assumed in connection with the merger (the “Merger”) of one of our subsidiaries with Qwest Communications International Inc.  The Merger closed on April 1, 2011.
(3)      These shares were registered under our Registration Statement on Form S-4 (File No. 333-167339) filed under the Securities Act with the Securities and Exchange Commission on June 4, 2010, as amended by Pre-Effective Amendment No. 1 filed on July 16, 2010.  All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

Explanatory Note

CenturyLink, Inc. (the “Company” or the “Registrant”) hereby amends its Registration Statement on Form S-4 (Registration No. 333-167339) filed on June 4, 2010, as amended by Pre-Effective Amendment No. 1 filed on July 16, 2010 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to shares of the Company Common Stock (as defined below) issuable upon the exercise of options and the vesting of performance shares granted pursuant to terms of the Qwest Communications International Inc. Equity Incentive Plan (the “Qwest Plan”).  All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

On April 1, 2011, the Company and Qwest Communications International Inc., a Delaware corporation (“Qwest”), consummated the merger (the “Merger”) of SB44 Acquisition Company, a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), with and into Qwest, with Qwest surviving the Merger as provided by the Agreement and Plan of Merger dated as of April 21, 2010 (the “Merger Agreement”) by and among the Company, Qwest and Merger Sub.  Qwest’s common stock, par value $0.01 per share (the “Qwest Common Stock”), is no longer publicly outstanding, and shares of Qwest Common Stock currently represent the right to receive the consideration described in the Merger Agreement consisting of shares of the Company’s common stock, par value $1.00 per share (“Company Common Stock”), and cash in lieu of fractional shares.

At the effective time of the Merger, each outstanding option and performance share (each such option or performance share, a “Qwest Award”) issued pursuant to the Qwest Plan converted into corresponding options with respect to the Company’s Common Stock and the right to receive shares of the Company’s Common Stock, respectively.  In addition, the Company also assumed outstanding awards of Qwest restricted stock issued under the Qwest Plan, although these shares converted at the time of the Merger and no additional shares of Company Common Stock will be issued in the future with respect the outstanding restricted stock awards.  This Registration Statement has been filed for the purpose of registering up to 7,700,000 shares of Company Common Stock issuable in connection with the Qwest Awards.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by CenturyLink, Inc. with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)           Our latest Annual Report on Form 10-K filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)           All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c)           The description of our Common Stock included in Amendment No. 3 to our Registration Statement on Form 8-A filed with the Commission on July 1, 2009 under the Exchange Act.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 83 of the Louisiana Business Corporation Law provides in part that we may indemnify any of our directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any action, suit or proceeding to which he or she is or was a party or is threatened to be made a party (including any action by us or in our right) if such action arises out of his or her acts on our behalf and he or she acted in good faith not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Under Section 83, we may also advance expenses to the indemnified party provided that he or she agrees to repay those amounts if it is later determined that he or she is not entitled to indemnification.  Under Section 83, we also have the power to obtain and maintain insurance, or to create a form of self-insurance, on behalf of any person who is or was acting for us, regardless of whether we have the legal authority to indemnify the insured person against such liability.

Under Article II, Section 10 of our by-laws, which we refer to as the indemnification by-law, we are obligated to indemnify our current or former directors and officers, except that if any of our current or former directors or officers are held liable under or settle any derivative suit, we are permitted, but not obligated to, indemnify the indemnified person to the fullest extent permitted by Louisiana law.

Our articles of incorporation authorize us to enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law.  We have authorized indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification set forth in the indemnification by-law.  We refer to these contracts as indemnification contracts.  The right to indemnification provided by an indemnification contract applies to all covered claims, whether such claims arose before or after the effective date of the contract.

We maintain an insurance policy covering the liability of our directors and officers for actions taken in their official capacity.  The indemnification contracts provide that, to the extent insurance is reasonably available, we will maintain comparable insurance coverage for each contracting party as long as he or she serves as a director or officer and thereafter for so long as he or she is subject to possible personal liability for actions taken in such capacities.

The foregoing is only a general summary of certain aspects of Louisiana law and our articles of incorporation and by-laws dealing with indemnification of directors and officers, and does not purport to be complete.  It is qualified in its entirety by reference to (i) the relevant provisions of the Louisiana Business Corporation Law and (ii) our articles of incorporation, by-laws, and form of indemnification contract, each of which is on file with the Commission.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of KPMG LLP.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24
Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors (previously filed with Registration Statement on Form S-4 (File No. 333-167339) on June 4, 2010).

99.1
Qwest Communications International Inc. Equity Incentive Plan (incorporated by reference to Qwest Communications International Inc.’s Proxy Statement for the 2007 Annual Meeting of Stockholders, filed March 29, 2007, File No. 001-15577).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to our Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on April 4, 2011.

CenturyLink, Inc.

By:/s/ Stacey W. Goff
Stacey W. Goff
Executive Vice President,
General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on April 4, 2011.

Signature	Title
* __________________________________________ Glen F. Post, III	Chief Executive Officer, President and Director (Principal Executive Officer)
* __________________________________________ R. Stewart Ewing, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ David D. Cole David D. Cole	Senior Vice President and Controller (Principal Accounting Officer)
* __________________________________________ William A. Owens	Chairman of the Board

* __________________________________________ Harvey P. Perry	Vice Chairman
* __________________________________________ Charles L. Biggs	Director
* __________________________________________ Virginia Boulet	Director
* __________________________________________ Peter C. Brown	Director
* __________________________________________ Richard A. Gephardt	Director
* __________________________________________ W. Bruce Hanks	Director
* __________________________________________ Gregory J. McCray	Director
* __________________________________________ C. G. Melville, Jr.	Director
* __________________________________________ Edward A. Mueller	Director
* __________________________________________ Fred R. Nichols	Director
__________________________________________ Michael J. Roberts	Director
* __________________________________________ Laurie A. Siegel	Director
__________________________________________ James A. Unruh	Director
* __________________________________________ Joseph R. Zimmel	Director
* /s/ Stacey W. Goff Stacey W. Goff Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number                                                        Description of Exhibits

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of KPMG LLP.

23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

24
Powers of Attorney pursuant to which this Registration Statement has been signed on behalf of certain of our officers and directors (previously filed with Registration Statement on Form S-4 (File No. 333-167339) on June 4, 2010).

99.1
Qwest Communications International Inc. Equity Incentive Plan (incorporated by reference to Qwest Communications International Inc.’s Proxy Statement for the 2007 Annual Meeting of Stockholders, filed March 29, 2007, File No. 001-15577).